Exhibit 99.1

MyMD Announces Preclinical Study Results Showing Novel Cannabidiol Analog, Supera-CBD™, Reduced

Acute Inflammatory Pain

-	Supera-CBD eased heat-related pain due to inflammation quickly and provided long-lasting pain relief lasting up to five hours

-	Results suggest Supera-CBD may target specific pain pathways, lessening the potential for side effects

-	MyMD was issued Japanese Patent No. 7293561 B2, covering Supera-CBD as a new molecular entity, in pharmaceutical formulations, and for use in therapeutic treatments

BALTIMORE, MD – October 19, 2023 — MyMD Pharmaceuticals, Inc.® (Nasdaq: MYMD) (“MyMD” or “the Company”), a clinical stage biopharmaceutical company developing groundbreaking therapies for the treatment of serious and debilitating autoimmune and inflammatory diseases, today announced results from a preclinical study of its investigational cannabinoid Supera-CBD™, a novel, synthetic, non-toxic cannabidiol (CBD) analog. In the study, Supera-CBD targeted and quickly reduced inflammatory pain within 60 minutes, providing pain relief for up to five hours. Comparatively, traditional CBD had no effect on this type of pain in the same study.

“These preclinical results illustrate the potential of Supera-CBD to alleviate acute inflammatory pain related to injuries, burns, surgery, and flare-ups from chronic inflammatory conditions such as diabetic neuropathy and shingles,” said Chris Chapman, MD, president, director and chief medical officer, MyMD. “Moreover, these are exciting findings in that the effect demonstrated appears to be targeted, as Supera-CBD alleviated pain due to heat but did not affect pain related to touch in the model of inflammation. This may indicate the potential for fewer side effects compared to traditional opioid pain treatments, without the functional impairment due to numbness in affected areas.”

According to study researchers at a major academic center where the study was conducted, the results indicate that Supera-CBD may have an effect on the body’s TRPV1 pain system channels, which control heat-related pain.1 Added Dr. Chapman, “By targeting the TRPV1 channels, which these results indicate Supera-CBD may be capable of, we have the potential to advance treatment in inflammatory-related pain, an area of great patient need.”

Dr. Chapman also noted that it was very significant that the “U.S. Department of Justice Drug Enforcement Administration (DEA)’s scientific review concluded Supera-CBD will not be considered a controlled substance or listed chemical under the Controlled Substances Act (CSA) and its governing regulations or require scheduling during development.”

Acute pain related to inflammation, burns, and nerve-related pain affects countless individuals worldwide. The global market for pain management was valued at around $36 billion in 2021, and is expected to reach $52 billion by 2026.

About Supera-CBD

Supera-CBD™ is a synthetic, non-toxic cannabidiol (CBD) analog that is an 8000-times more potent CB2 agonist than plant-based CBD. In addition to its potential role in managing addiction, anxiety, chronic pain and seizures, Supera-CBD has also been shown in preclinical studies to have anti-inflammatory effects. Supera-CBD is a unique synthetic analog of CBD whose structure has been modified to be CB2-receptor selective. Studies to investigate Supera-CBD’s binding and affinity to CB1 and CB2 receptors show that the compound had very low affinity to CB1 and had a four-fold increase in binding to the CB2 receptor in comparison to CBD. Supera-CBD has completed genotoxicity studies and the company has initiated preclinical pain studies in partnership with Johns Hopkins Medicine.

On June 20, 2023, MyMD was issued Japanese Patent No. 7293561 B2, covering Supera-CBD™ as a new molecular entity, in pharmaceutical formulations, and for use in therapeutic treatments. With this latest issuance, the Company now has 23 issued patents worldwide protecting this drug product candidate, along with two pending applications.

About MyMD Pharmaceuticals

MyMD Pharmaceuticals, Inc. (Nasdaq: MYMD), is a clinical stage biopharma company developing groundbreaking therapies for the treatment of serious and debilitating autoimmune and inflammatory diseases. MyMD’s lead clinical candidate, MYMD-1®, is an orally available next-generation TNF-α inhibitor with the potential to transform the way that TNF-α based diseases are treated. MYMD-1®, with its small molecule design, improved safety profile and ability to cross the blood brain barrier, has the promise to provide meaningful therapeutic solutions to patients not served by current TNF-α inhibitors and as a potential therapy for CNS-based inflammatory and autoimmune diseases. The company has completed Phase 2 studies of MYMD-1® for sarcopenia/frailty, a result of the aging process, as well as early-stage trials for rheumatoid arthritis (RA), with the potential to expand into other applications.

MyMD’s second therapeutic candidate is Supera-CBD, a novel, synthetic, non-toxic cannabidiol (CBD) analog that is 8000 times more potent a CB2 agonist (activator) than plant-based CBD.. In addition to its potential role in managing addiction, anxiety, chronic pain and seizures, Supera-CBD has also been shown to have anti-inflammatory effects. For more information, visit www.mymd.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance, or achievements to be materially different from any expected future results, performance, or achievements. Forward-looking statements speak only as of the date they are made and none of MyMD nor its affiliates assume any duty to update forward-looking statements. Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “may,” “plan,” “will,” “would’’ and other similar expressions are intended to identify these forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, without limitation: the timing of, and MyMD’s ability to, obtain and maintain regulatory approvals for clinical trials of MyMD’s pharmaceutical candidates; the timing and results of MyMD’s planned clinical trials for its pharmaceutical candidates; the amount of funds MyMD requires for its pharmaceutical candidates; increased levels of competition; changes in political, economic or regulatory conditions generally and in the markets in which MyMD operates; MyMD’s ability to retain and attract senior management and other key employees; MyMD’s ability to quickly and effectively respond to new technological developments; MyMD’s ability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on MyMD’s proprietary rights; and the impact of the COVID-19 pandemic or similar public health emergencies on MyMD’s results of operations, business plan and the global economy. A discussion of these and other factors with respect to MyMD is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed by MyMD on March 31, 2023, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date they are made and MyMD disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Robert Schatz

(646) 421-9523

rschatz@mymd.com

Media Contact:

Andrea Cohen

Sam Brown, Inc.
(917) 209 7163

andreacohen@sambrown.com

1 Reference: TRPV1 is a non-selective cation channel; when it is activated by capsaicin, sodium and calcium ions flowing through TRPV1 into the cell to depolarize nociceptive neurons, leading to action potential firing and finally the sensation of spiciness (Caterina et al., 1997).